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                                 State of Delaware
                                                                   PAGE 1
                          Office of the Secretary of State

                          ---------------------------------


    I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "VYSIS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JULY, A.D. 1996, AT 9 O'CLOCK A.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.




                                    [SEAL]








                                        /s/ Edward J. Freel
                                        ---------------------------------------
                                        EDWARD J. FREEL, SECRETARY OF STATE

                                        AUTHENTICATION: 8042169
                          [SEAL]
2260476  8100

960212937                                    DATE: 07-25-96


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                        CERTIFICATE OF CORRECTION

                                   OF

                        CERTIFICATE OF AMENDMENT

                                   OF

                               VYSIS, INC.

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     Vysis, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

     1. The Certificate of Amendment (the "Certificate") of the Company as filed with the Secretary of State of the State of Delaware on February 29, 1996, contains an inaccurate record of the corporate action taken in connection therewith and the Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

     2. The inaccuracy in the Certificate appears at Article FIRST thereof as it relates to amended Article FOURTH, Paragraph D of the Certificate of Incorporation of the Company. The Company did not and never intended to reclassify each share of common stock, par value $1.00 per share, of the Company issued and outstanding immediately before the effective date of the Certificate as (i) 131,818.1818 shares of common stock, par value $0.001 per share, of the Company, and (ii) 563,636.3636 shares of Series A Preferred Stock, par value $0.001 per share, of the Company.

     3. The inaccuracy in the Certificate at Article FIRST thereof as it relates to amended Article FOURTH, Paragraph D of the Certificate of the Incorporation of the Company is corrected so that the first sentence of Article FOURTH, Paragraph D of the amended Certificate of Incorporation of the Company reads as follows:

     Simultaneously with the effective date of the amendment of Article FOURTH to read as set forth above (the "Reclassification Date"), each share of the common stock, par value $1.00 per share, of the Company issued and outstanding immediately before the Reclassification Date (the "Old Common Stock") shall, automatically and without further action on the part of the holder thereof, be reclassified as and become (i) 14,356.43564 shares of the common stock, par value $0.001 per share, of the Company (the "New Common Stock"), and (ii) 61,386.13861 shares of the Series A Preferred Stock, par value $0.001 per share, of the Company (the "New Preferred Stock").

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     IN WITNESS WHEREOF, the Company has caused the Certificate to be executed by its President this 16th day of July, 1996.

                                         VYSIS, INC.

                                         /s/ John L. Bishop
                                         -------------------
                                         Title: President
                                         John L. Bishop